CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement (File No. 333-18435) on Form S-8 of Consolidated Graphics, Inc. of our report dated July 9, 1999, relating to the statement of net assets available for benefits of Consolidated Graphics, Inc. Employee 401(k) Savings Plan (the "Plan") as of December 31, 1998 and 1997, the related statement of changes in net assets available for benefits with fund information for the year ended December 31, 1998, and the related supplemental schedules, which report appears in the Plan's Annual Report on Form 11-K for the year ended December 31, 1998.


/s/ KPMG LLP
    KPMG LLP

Houston, Texas
July 9, 1999